UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 23, 2013, NeoPhotonics Corporation (the “Company”) announced that Clyde Raymond Wallin has joined the Company as Senior Vice President and Chief Financial Officer effective December 23, 2013. Mr. Wallin will succeed Cal R. Hoagland, a principal of FLG Partners, LLC, a Silicon Valley chief financial officer services and board advisory consultancy firm, the Company’s previously retained interim Chief Financial Officer as announced in August 2013. Mr. Hoagland is expected to remain with the Company to assist with the transition and various other financial and accounting matters through the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2013.

Prior to joining the Company, Mr. Wallin served as Vice President of Finance and Chief Financial Officer of Micrel, Incorporated, a semiconductor company, from January 2009 to October 2013 and, in addition, as Vice President of Human Resources from January 2010 to October 2013. Before joining Micrel, Mr. Wallin served as Chief Financial Officer of Neterion, a communications equipment company, from April 2008 to December 2009 and Tallwood Venture Capital, a venture capital firm, from September 2007 to January 2008. Prior to Tallwood Venture Capital, Mr. Wallin served as Chief Financial Officer and Senior Vice President at Sipex Corporation from 2004 until 2007. Prior to his role at Sipex, Mr. Wallin served as Vice President of Finance and Chief Financial Officer with iWatt from 2002 to 2004 and Kendin Communications from 2000 to 2001, when the Company was acquired by Micrel. Mr. Wallin has also held senior financial management positions with Cirrus Logic. He holds an M.B.A. in Finance from the University of Chicago and a B.S. in Economics with Honors from the University of Oregon.

Mr. Wallin’s offer letter provides that he will be employed by the Company on an “at will” basis and will receive:

1. An annual base salary of approximately $285,000 ;

2. An annual cash bonus targeted at 40% of Mr. Wallin’s base salary with actual bonus payments based on the achievement of corporate performance and individual performance objectives, as determined by the Compensation Committee of the Board of Directors;

3. An option to purchase 75,000 shares of the Company’s common stock, vesting over four years subject to Mr. Wallin’s continuous employment, with 1/4th of the shares subject to the option vesting after one year of continuous service and 1/48th of the shares vesting monthlythereafter subject to continous service;

4. A performance-based stock option to purchase 75,000 shares of the Company’s common stock. The shares subject to the stock option will vest on December 12, 2019, subject to accelerated vesting if, during the term of the option, the average closing price of the Company’s common stock over a period of 20 consecutive trading days is equal to or greater than $15.00 per share (as adjusted for stock splits, recombinations and the like); and

5. 25,000 restricted stock units, vesting annually ratably over three years subject to Mr. Wallin’s continuous employment.

Mr. Wallin also entered into a severance rights agreement with the Company. If Mr. Wallin’s employment is terminated by the Company without cause or by Mr. Wallin for good reason. subject to his execution of a binding release of claims, Mr. Wallin would receive the following severance benefits: (1) a lump sum severance payment equal to 12 months of his base salary; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment and (3) the vesting of all of Mr. Wallin’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The severance rights agreement also provides that Mr. Wallin’s employment is terminated by the Company without cause or by Mr. Wallin for good reason within twelve months after a change in control and subject to his execution of a binding release of claims, Mr. Wallin would receive the following severance benefits: (1) a lump sum severance payment equal to 12 months of his base salary and 100% of his target annual bonus; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment; and (3) the vesting of all of Mr. Wallin’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The agreement also provides that in the event of a change in control in which the acquirer does not assume Mr. Wallin’s outstanding and unvested equity awards, the vesting of all of Mr. Wallin’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following the closing of the Change in Control transaction.

The preceding discussion of the material terms of the offer letter and severance rights agreement is qualified in its entirety by reference to the entire text of the offer letter and the severance rights agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Mr. Wallin is also expected to enter into the Company’s standard form of indemnification agreement between the Company and its directors and executive officers, filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed April 15, 2010; which would require the Company to indemnify Mr. Wallin, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Wallin as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as an officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOPHOTONICS CORPORATION

Date: December 23, 2013	By:	/s/ Timothy S. Jenks
Timothy S. Jenks
President and Chief Executive Officer